Code of Ethics

Amended as of September 9, 2021

Scope and Purpose

Set forth below is the Code of Ethics (the "Code") for ClearBridge Investments as required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This Code is based on the principle that ClearBridge and its employees owe a fiduciary duty to ClearBridge’s clients, and that all persons covered by this code must therefore avoid activities, interests and relationships that might (i) present a conflict of interest or the appearance of a conflict of interest, or (ii) otherwise interfere with ClearBridge’s ability to make decisions in the best interests of any of its clients.

This Code of Ethics applies to all officers, directors and employees (full and part time) of ClearBridge as well as certain consultants designated by the General Counsel/Chief Compliance Officer from time to time ("Access Persons").

Statement of Policies

(A) STANDARDS OF BUSINESS CONDUCT

All Access Persons must comply with the following standards of business conduct:

Clients Come First.  At all times, Access Persons are required to place the interests of clients before their own and not to take inappropriate advantage of their position with ClearBridge. An Access Person may not induce or cause a client to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of the client.

Do Not Take Advantage.  Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of transactions or portfolio holdings of investment companies and separate accounts managed by ClearBridge to engage in short term or other abusive trading.

Avoid Conflicts of Interest.  Conflicts of interest may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client.  Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients.

Compliance policies and procedures have been adopted by ClearBridge in order to meet all legal obligations to our clients, particularly those arising under the federal securities laws and ERISA.  Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. The Compliance Department's role is to ensure that appropriate procedures are adopted by the business and to monitor to ascertain that such procedures are followed.  Any questions relating to this Code or other policies or procedures should be addressed to the Compliance Department.

(B) CONFIDENTIALITY

Access Persons are expected to honor the confidential nature of company and client affairs.  Confidential information shall not be communicated outside of ClearBridge or to other affiliated companies of Franklin Resources, Inc. (“Franklin”) in compliance with the Information Barrier Policy, and shall only be communicated within ClearBridge on a "need to know" basis.

Access Persons must also avoid making unnecessary disclosure of ANY internal information concerning ClearBridge, Franklin, or their affiliates and their business relationships.

For information relating to “material non-public information” and “insider trading,” please see ClearBridge’s Policy on Material Non-Public Information on the intranet site.

(C)  REQUIREMENTS

(i)	All Access Persons who are subject to this Code are required to comply with all federal securities and other pertinent laws applicable to ClearBridge's business.
(ii)	All Access Persons are required to comply with the Personal Securities Transactions Policy incorporated herein.
(D)	DUTY TO REPORT AND NON-RETALIATION POLICY

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any ClearBridge policy, the employee must promptly report such conduct to the General Counsel/Chief Compliance Officer or her designee. All information about potential or suspected violations reported to the General Counsel/Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. ClearBridge's policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Administration of the Code

Administration of the Code shall be the responsibility of the Compliance Department, which is also responsible for monitoring for compliance with the Code.  Any violation of this Code by Access Persons will be considered serious and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure and suspension or termination of employment.  Any violation of this Code will be reported by the Compliance Department to the person’s supervisor, and, as appropriate, to ClearBridge’s Management Committee and/or to the Chief Compliance Officers of any funds managed by ClearBridge.

The Human Resources Department is responsible for ensuring that a copy of the Code is delivered to all persons at the time they become Access Persons of ClearBridge.  As a condition of continuing employment, each employee is required to acknowledge, in writing (See Exhibit A), receipt of a copy of the Code and that he or she understands his/her obligations and responsibilities hereunder within 10 days of becoming an Access Person subject to this Code.  Each Access Person is also obligated to acknowledge receipt of any amendments to the Code.  On an annual basis, each Access Person must certify that s/he has complied with the Code.

Questions

All questions about an individual's responsibilities and obligations under the Code of Ethics should be referred to ClearBridge's General Counsel/Chief Compliance Officer or her designee.

Outside Directorships

Access Persons are prohibited from serving on the board of directors of any publicly listed or traded company  or of any company whose securities are held in any client portfolio, except with the prior authorization (See Exhibit B) of (i) the Chief Executive Officer of ClearBridge or, in his/her absence, the General Counsel  based upon a determination that the board service would be consistent with the best interests of ClearBridge’s clients. If permission to serve as a director is given, the company will be placed on a Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

PERSONAL SECURITIES TRANSACTIONS POLICY

POLICY STATEMENT

While Access Persons are neither prohibited from holding individual securities nor engaging in individual securities transactions, by promulgating this Policy, ClearBridge is not endorsing or encouraging such activity.  ClearBridge recognizes that in its role as an investment adviser, its responsibility is to its clients and their investments.  Clients always come first.  ClearBridge believes that its primary obligation is that any potential investment first be considered from the perspective of its appropriateness for any client portfolios.  Only after it is determined that it is not appropriate for any client should an employee consider it for a personal account.

SUMMARY

All Access Persons are subject to the restrictions contained in this Personal Securities Transactions Policy (the "Policy") with respect to their securities transactions. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy ("Covered Accounts"), securities covered by this Policy ("Covered Securities"), reports required by this Policy (“Reports”) and the procedures for compliance with this Policy.

·

All purchases or sales of equity securities and securities convertible into equity securities (generally, stocks, convertible bonds and their equivalents) by Access Persons, and certain of their family members, must be precleared, except as noted below.

·

All Access Persons must execute their transactions in Covered Securities through approved broker/dealers which are broker/dealers who feed transaction and holding information to ClearBridge through FIS Protegent PTA® (“Approved Brokers”).  The list of Approved Brokers is on the PTA site. Permission to use a non-approved broker will only be granted in exigent circumstances (See Exhibit C).

·

Portfolio Managers and Portfolio Analysts are prohibited from purchasing or selling a Covered Security within seven calendar days before or after an account managed by them has traded in the same (or a related) security, unless a de minimis exception applies. This includes a change in a model utilized in a retail “SMA” or “wrap” program.

·	All other Access Persons are prohibited from transacting in a Covered Security on any day a client is trading in such security, unless a de minimis exception applies.
·

De Minimis Exception:  There is a de minimis exception pertaining to transactions of up to 500 shares in any 7 calendar day period of a large cap US equity ($10 billion or greater in market cap) or the equivalent number of shares of non-US large cap companies trading in the US as American Depository Receipts or American Depository Shares (“ADRs”).

·	Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.
·

Portfolio Managers are prohibited from buying securities, directly or indirectly, in an initial public offering.   Any other Access Person wishing to buy securities, directly or indirectly, in an initial public offering must receive prior permission from the Chief Investment Officer (or his designee) and the Chief Compliance Officer (or her designee).

·

Any Access Person wishing to buy securities, directly or indirectly, in a private placement must receive prior permission from the Chief Compliance Officer and his/her immediate supervisor (See Exhibit D).

·	All Access Persons must report all trades in Reportable Funds, as defined, below.
·	Funds managed by ClearBridge (“Managed Funds”):
o

Shares must be held in an Approved Brokerage Account (except if they are in the Franklin Resources, Inc. 401(k) plan or held directly by the transfer agent of our proprietary funds).  Compliance must be notified of directly held proprietary funds.

o	Shares are subject to a 60 day holding period, as explained below.

DEFINITIONS

Access Person means an employee, director or officer of ClearBridge or a consultant designated as Access Person from time to time.

Notwithstanding anything herein to the contrary, this Code does not cover any individual covered under the Franklin Resources, Inc.’s 17j-1/Personal Trading Policy (the “Franklin Access Persons”), including, without limitation:

(1)	the Franklin representatives on the Clearbridge Board of Directors; and
(2)

any other employee of Franklin who may be considered an “Access Person” to ClearBridge (as such term is defined in Rule 204A-1 under the Advisers Act), unless such person has been designated as an Access Person subject to this Code by the General Counsel/Chief Compliance Officer.

ClearBridge hereby delegates to the Franklin Regulatory Compliance Department responsibility for monitoring the Franklin Access Persons’ compliance with the Franklin17j-1/Personal Trading Policy and for enforcing the provisions of such policy against such persons.

Portfolio Analyst means any research analyst who supports one or more specific management teams and who has been designated as such by the General Counsel/Chief Compliance Officer.

Covered Securities means stocks, notes, bonds, closed-end funds, exchange- traded funds, off-shore funds, hedge funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts and futures. Managed Funds and Reportable Funds, as defined herein, are also Covered Securities. The same limitations of this Code pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Covered Account means an account in which Covered Securities are owned by an Access Person or an account in which the Access Person has a Beneficial Interest, as defined below.  A Covered Account includes all accounts that could hold Covered Securities in which the Access Person has a Beneficial Interest regardless of what, if any, securities are maintained in such accounts (thus, even if an account does not hold Covered Securities, if it has the capability of holding Covered Securities, the account must be disclosed).  Funds held directly with fund companies do not need to be disclosed if no Managed Funds (as defined below) or Reportable Funds (as defined below) are held in such accounts.  Qualified Tuition Programs (“Section 529 plans” or “College Savings Plans”) are not subject to this Policy.

SECURITIES AND TRANSACTIONS NOT COVERED BY THIS POLICY ARE:

·	shares in any open-end US registered investment company (mutual fund), which is not managed, advised or sub-advised by ClearBridge or a Franklin affiliate
·	shares issued by money market funds, including Reportable Funds
·	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than Reportable Funds
·	securities which are direct obligations of the U.S. Government (i.e., Treasuries)
·	bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments[1]

IF A SECURITY IS NOT COVERED BY THIS POLICY, YOU MAY PURCHASE OR SELL IT WITHOUT OBTAINING PRECLEARANCE AND YOU DO NOT HAVE TO REPORT IT.

Approved Broker means any broker/dealer who feeds transaction and holding information to ClearBridge through FIS Protegent PTA®.

Managed Funds means US registered investment companies advised or subadvised by ClearBridge.  They can include proprietary as well as non-proprietary funds, open-end, closed-end and exchange-traded funds (“ETFs”).  Access Persons are prohibited from engaging in short sales of ETFs managed by ClearBridge, except short sales against the box.

Reportable Funds means US registered investment companies advised or subadvised by any advisory affiliate of ClearBridge.  They can include proprietary and non-proprietary funds.

Beneficial Interest means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any profit derived from a transaction in a Covered Security.

You are deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by you;
(2)	any Security owned jointly by you with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and
(3)

any Security in which a member of your Immediate Family has a Beneficial Interest if the Security is held in an account over which you have decision making authority (for example, you act as trustee, executor, or guardian).

You are deemed to have a Beneficial Interest in accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household.  In addition, you are deemed to have a Beneficial Interest in accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support).  This presumption may be rebutted by convincing evidence that the profits derived from transactions in the Covered Securities will not provide you with any economic benefit.

You have a Beneficial Interest in the following:

·	Your interest as a general partner in Covered Securities held by a general or limited partnership;
·	Your interest as a manager-member in the Covered Securities held by a limited liability company;
·	Your interest as a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in Covered Securities;
·	Your ownership of Covered Securities as trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust;
·	Your ownership of a vested interest in a trust;
·	Your status as a settlor or a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

You do not have a Beneficial Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest unless you are a controlling equity holder or you have or share investment control over the Covered Securities held by the entity.

IF YOU ARE IN ANY DOUBT AS TO WHETHER AN ACCOUNT FALLS WITHIN THE DEFINITION OF COVERED ACCOUNT OR WHETHER YOU WOULD BE DEEMED TO HAVE A BENEFICIAL INTEREST IN AN ACCOUNT, PLEASE SEE COMPLIANCE.

BLACK OUT PERIODS

Portfolio Managers - In order to prevent buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients2, Portfolio Managers and the Portfolio Analysts working directly with the Portfolio Manager on his/her portfolios will not be able to execute a trade in a Covered Security within seven calendar days before or after an account managed by said Portfolio Manager has traded in the same (or a related) security (the “Blackout Period”). The blackout period also pertains to situations when the Portfolio Manager changes a model utilized in a retail “SMA” or “wrap” program.

Research Analysts - For purposes of the Vision Fund, a research analyst is deemed to be a portfolio manager for his/her sleeve of the Fund and is subject to the 14 day Blackout Period for purchases and sales made at his/her direction.

All Other Access Persons are precluded from executing a trade in a Covered Security on the same day that there is a client order for the same (or a related) security, unless a de minimis exception applies.

De Minimis exception:  Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ will be approved regardless of whether there are outstanding client orders.  The exception applies to transactions involving no more than 500 shares, during any 7 calendar day period, per issuer

(or the equivalent number of shares represented by ADRs) in securities of companies with market capitalizations of $10 billion or more.  In the case of options, an employee may purchase or sell up to 5 option contracts to control up to 500 shares in the underlying security of such large cap company.
·	Preclearance is required for all de minimis transactions.

HOLDING PERIODS

TRADES BY ACCESS PERSONS IN MANAGED FUNDS ARE SUBJECT TO A 60 CALENDAR DAY HOLDING PERIOD.   SECURITIES MAY NOT BE SOLD OR BOUGHT BACK WITHIN 60 CALENDAR DAYS AFTER THE ORIGINAL TRANSACTION WITHOUT THE PERMISSION OF THE CHIEF COMPLIANCE OFFICER.

ACCESS PERSONS CANNOT PURCHASE OR SELL THE SAME COVERED SECURITY WITHIN 60 CALENDAR DAYS IF SUCH TRANSACTIONS WILL RESULT IN A PROFIT.

The Short Term Trading Prohibition does not pertain to individual stock options that are part of a hedged position where the underlying stock has been held for more than 60 calendar days and the entire position (including the underlying security) is closed out. ETFs not managed by ClearBridge are also not subject to the Holding Period.

PRECLEARANCE

·	Preclearance is obtained through the Personal Trading Assistant found under “Compliance” on the ClearBridge intranet site.
·

Preclearance is valid until close of business on the business day during which preclearance was obtained. If the transaction has not been executed within that timeframe, a new preclearance must be obtained.

·

IF YOU WISH TO PURCHASE AN INITIAL PUBLIC OFFERING[3], YOU MUST OBTAIN PERMISSION FROM THE CIO AND THE CHIEF COMPLIANCE OFFICER (SEE, EXHIBIT F).  PORTFOLIO MANAGERS CANNOT PARTICIPATE IN IPOS FOR THEIR PERSONAL ACCOUNTS EXCEPT FOR OFFERINGS OF CLOSED END FUNDS.

·	IF YOU WISH TO PURCHASE SECURITIES IN A PRIVATE PLACEMENT,[4] YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER AND YOUR SUPERVISOR.

The following transactions do not require pre-clearance:

·

Transactions in a Covered Account over which an Access Person has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary. Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted and may be custodied away from an Approved Broker   if copies of periodic (monthly or quarterly) statements that contain transaction information as detailed under Reporting Requirements be sent to the Compliance Department. The Access Person must ensure that there is no communication between the manager and the Access Person with regard to investment decisions prior to execution.  The Access Person must provide the Compliance Department with a copy of the advisory agreement reflecting that a third party has discretion and ensure that Compliance receives transactions and holdings information.
·	Transactions in ETFs and exchange-traded notes (“ETNs”); however, they must be reported. Transactions in ETFs and ETNs which occur in a Covered Account do not need to be separately reported.
·

Transactions in estate or trust accounts of which an Access Person or related person has a beneficial ownership, but no power to affect investment decisions.  There must be no communication between the account(s) and the Access Person with regard to investment decisions prior to execution.  The Access Person must direct the trustee/bank to furnish copies of statements that contain transaction information as detailed under Reporting Requirements to the Compliance Department.

·

Transactions which are non-volitional on the part of an Access Person (i.e., the receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance.

·	Sales pursuant to a bona fide tender offer.
·

Purchases of the stock of a company pursuant to an automatic investment plan which is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.   Payroll deduction contributions to 401(k) plans are deemed to be pursuant to automatic investment plans.  (Preclearance and reporting of particular instances of dividend reinvestment is not required; annual reporting of holdings is required).

·

The receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security and the sale of such rights. However, if you purchase the rights from a third-party, the transaction must be pre-cleared. Likewise, the sale of such rights must be pre-cleared.

·	Purchases and sales of Franklin’s publicly traded securities or the receipt or exercise of an employee stock option under any of Franklin’s employee stock plans. See below. e
·

Purchases of an employer’s securities done under a bona fide employee benefit plan or the receipt or exercise of options in an employer’s securities done under a bona fide employee stock option plan of a company not affiliated with Franklin by an employee of that company who is a member of an Access Person’s immediate family do not require preclearance.  However, sales of the employer’s stock, whether part of the employee benefit or stock option plans, do require preclearance and reporting.  Furthermore, employee benefit plans that allow the employee to buy or sell Covered Securities other than those of the employer are subject to the requirements of the Code, including preclearance, reporting and holding periods.

·

Any transaction involving non-financial commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures.

·

Any acquisition or disposition of a security in connection with an option-related transaction that has been previously approved.  For example, if you received clearance to buy a call and then decide to exercise it, you are not required to obtain preclearance in order to exercise the call.

·

Transactions involving options on broad-based indices, including, but not limited to, the S&P 500, the S&P 100, NASDAQ 100, Russell 2000, Russell 1000, Russell 3000, Nikkei 300, NYSE Composite and the Wilshire Small Cap.

·

Access Persons desiring to make a bona fide[5] gift or charitable contribution of Covered Securities or who receive a bona fide gift of Covered Securities, including an inheritance, do not need to preclear the transactions.  However, such gift or contribution must be reported in the next quarterly report (See “Reporting Requirements”).

·	Fixed income investments other than fixed income securities convertible into equity securities.
·	Transactions in open-end Managed Funds and Reportable Funds (including ETFs). Note: transactions in all closed end funds, including the ones managed by ClearBridge, do require preclearance.

SHORTING TRANSACTIONS IN FRANKLIN RESOURCES INC. SECURITIES AND CLOSED-END FUNDS

Access Persons are prohibited from effecting short sales, including “short sales against the box” of securities issued by Franklin and securities issued by any closed-end fund sponsored or advised by any Franklin adviser. Also prohibited are economically equivalent transactions, whether in the form of call or put options, swap transactions or other derivative transactions, that would result in a Access Person having a net short exposure to Franklin or any closed-end fund sponsored or advised by the Franklin’s subsidiaries.  The list of closed end funds sponsored or advised by such subsidiaries is contained in the list of Reportable Funds available in PTA.

REPORTING REQUIREMENTS

All Access Persons are required to immediately report the establishment of any new Covered Accounts to Compliance, even if the Covered Account is with an Approved Broker. This is necessary so that the Covered Account can be linked to PTA. Access Persons are also required to report to the Compliance Department the establishment of any account in a Managed Fund directly with the Funds’ transfer agent.

The Approved Brokers provide the Compliance Department with a daily report of all transactions executed by personnel.  The Funds’ transfer agent provides the Compliance Department with transactions in the Managed Funds.  If you have received permission to maintain a Covered Account at other than an Approved Broker, including spousal accounts for which you received a waiver from the requirement to preclear, you must arrange for the broker to provide Compliance with the following information.

Reports of Each Transaction in a Covered Security

No later than at the opening of business on the business day following the day of execution of a trade for a Covered Account, Compliance must be provided with the following information:

name of security

exchange ticker symbol or CUSIP

nature of transaction (purchase, sale, etc.)

number of shares/units or principal amount

price of transaction

date of trade

name of broker

the date the Access Person submits the report

Quarterly Reports

If you have engaged in a transaction that did not require preclearance but did require reporting, please confirm that Compliance has received the required information, as follows:

No later than 30 days after the end of each calendar quarter, each Access Person who maintains a Covered Account at other than an Approved Broker will provide Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected.

Annual Reports

Within 45 days after the end of the calendar year, each Access Person must report all his/her holdings in Covered Securities as at December 31, including the title, exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the Access Person owns (as defined above) and the names of all Covered Accounts. The report will be made through certification on the Personal Trading Assistant.  Any holdings that do not appear should be provided to Compliance for entry in the system prior to certification.  Any Access Person failing to certify within the required time period will not be allowed to engage in any personal securities transactions.

OTHER REPORTS

Initial Employment

No later than 10 days after initial employment with ClearBridge, or notification of coverage under this Code, each Access Person must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more than 45 days prior to the date such person became an employee (or subject to this Code), must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities), The Access Person must also provide information, which must include the name of the broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.  This information will be entered into the Personal Trading Assistant by Compliance and must be certified to, electronically, by the Access Person before s/he can effectuate any transactions.  If the Access Person does not maintain a Covered Account with an Approved Broker, s/he will be given a reasonable amount of time to transfer the Covered Account(s) to an Approved Broker.

Reportable Funds

No later than 30 days after the end of each calendar quarter, TRANSACTIONS IN REPORTABLE FUNDS (OTHER THAN THOSE MANAGED BY CLEARBRIDGE) MUST BE REPORTED.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of ClearBridge, will furnish to the boards or to the Chief Compliance Officer of any US registered investment company to which ClearBridge acts as adviser or subadviser, a written report that:

(i)

Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii)	Certifies that the ClearBridge has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:	February 14, 2007*
Amended:	April 1, 2007
Amended:	June 1, 2007
Amended:	December 10, 2008
Amended:	August 10, 2009
Amended:	June 8, 2010
Amended:	January 7, 2013
Amended:	May 15, 2017

*Amending and Restating the Code of Ethics adopted January 28, 2005, as amended.

11

High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

22

A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

33

An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

44	A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.
55	A bona fide gift or contribution is one where the donor does not receive anything of monetary value in return.